Exhibit 99.2

THIRD QUARTER 2020
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

THIRD QUARTER 2020 HIGHLIGHTS

Q3 TOTAL COMPANY DEMAND +33%
Q3 RH CORE DEMAND +42%

Q3 GAAP NET REVENUES INCREASED 25% TO $844.0M VS. $677.5M LY
Q3 ADJUSTED NET REVENUES INCREASED 25% TO $844.8M VS. $676.7M LY

Q3 GAAP GROSS MARGIN INCREASED 650 BASIS POINTS TO 48.4% VS. 41.9% LY
Q3 ADJUSTED GROSS MARGIN INCREASED 670 BASIS POINTS TO 48.4% VS. 41.7% LY

Q3 GAAP OPERATING MARGIN OF 13.2% VS. 13.2% LY
Q3 ADJUSTED OPERATING MARGIN INCREASED 1,370 BASIS POINTS TO 26.7% VS. 13.0% LY

Q3 GAAP NET INCOME OF $46.4M VS. $52.5M LY
Q3 ADJUSTED NET INCOME INCREASED +154% TO $166.5M VS. $65.4M LY

Q3 GAAP DILUTED EPS OF $1.64 VS. $2.17 LY
Q3 ADJUSTED DILUTED EPS INCREASED +122% TO $6.20 VS. $2.79 LY

Q3 FREE CASH FLOW INCREASED 94% TO $186M VS. $96M LY

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

TO OUR PEOPLE, PARTNERS, AND SHAREHOLDERS,

Never have we faced such economic, political and social dislocation and diversity in a single year. On one end of the spectrum, we have a record stock market and booming housing market. On the other end, we are faced with massive business disruption, high unemployment, social unrest, political chaos, an exodus from major cities, and daily records of new infections and deaths from a virus that has wreaked havoc and harmed millions around the world.

While RH is enjoying a tailwind that is driving increased demand for all things home, enabling us to thrive, many industries face a devastating headwind with businesses that are struggling to survive.

Times such as these require both edge and empathy. The edge to make the tough decisions required to take advantage of the many opportunities that present themselves during times of dislocation, and empathy for those less fortunate, who are in need of support and advocacy. It is a time to remain fluid and flexible. Fluid to navigate an ever changing business environment, and flexible to rethink short term plans at a moment’s notice.

What times like these also require is a clear and compelling vision, one that unites and ignites us. It’s easy in times of turmoil to lose sight of long term strategies when you’re dealing with short term distractions, and it’s critical that we stay focused on our long term narrative as we navigate through the short term noise. We are convinced that the current environment does not change our long term vision and strategy. That’s why I continue to include the vision for our business and RH ecosystem at the end of each letter under the heading, “There are those with taste and no scale, and those with scale and no taste.” I would encourage you to keep reading it – it’s especially important in times like these.

While the focus of this earnings release is our third quarter results, the focus of our leadership team has been our third decade of growth. The first two decades saw us evolve from a nearly bankrupt business with a $20 million market cap and a box of Oxydol laundry detergent on the cover of its catalog, to the leading luxury home brand in the world with a market value approaching $10 billion. If you were sitting with us in our leadership team conference room where we will take your questions this afternoon, you would see our view of what we believe the next decade could look like, neatly scribed on the white board behind me. At a compounded annual growth rate of 10% to 15%, we would generate annual revenues of $7.4 to $11.5 billion. If you assume an adjusted operating margin in the mid-twenties and a continued expansion of our valuation multiples, our market value could be $50 to $70 billion in 2030, or roughly 6 to 8 times our current value. Considering our ROIC model and estimated cash flow, you can also make an assumption that we would have a capital allocation strategy that would be anti-dilutive, or possibly accretive, to determine an estimated stock price range. If you’re looking for a comp, take a glance at Hermès on December 9, 2010, exactly 10 years ago today.

1	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

With a $20 billion market value I’m sure there were many who questioned if their best years were behind them, just as some ask about RH. Hermès, valued at more than $100 billion on December 9, 2020, serves as a proxy for the kind of value a luxury brand with no peer can create. I know there are some of you reading this asking, how can we compare ourselves to Hermès? We’re not. From a taste, quality, and authority perspective, they are in a class of their own.

From a value creation perspective, we believe we can do better.

21% IN 2020 – THE EMERGENCE OF RH AS A LUXURY BRAND GENERATING LUXURY MARGINS

The emergence of RH as a luxury brand generating luxury margins has arrived years sooner than expected and we now believe we will reach 21% adjusted operating margin in fiscal 2020 with revenue growth of approximately 7%. If revenues grow at a higher than forecasted rate in the fourth quarter, adjusted operating margins could expand beyond 21%, and we now see a clear path to an adjusted operating margin of 25% in the coming years.

Our investments to elevate the RH brand have resulted in product margins increasing 530 basis points in the third quarter, driving adjusted gross margin expansion of 670 basis points to 48.4% versus 41.7% last year. Adjusted SG&A decreased 700 basis points as a result of not mailing our Fall Sourcebooks, as discussed last quarter, and lower compensation costs, partially offset by an approximate 20 basis point drag from incremental COVID related expenses.

We achieved record adjusted operating margin of 26.7% in the third quarter, more than double last year’s previous record of 13.0%. Adjusted EBITDA reached $258 million in the third quarter, or an Adjusted EBITDA margin of 30.5%, up 122% over last year.

RH CORE DEMAND TRENDS REMAIN STRONG DESPITE NOT MAILING OUR FALL 2020 SOURCEBOOKS

RH Core demand trends remained strong despite not mailing our Fall 2020 Sourcebooks and delaying new product introductions until spring of 2021, with August +47%, September +45%, and October +33% versus the same months a year ago.

November RH Core demand was +39% inclusive of the Thanksgiving Holiday selling period where demand decelerated from +42% in the first weeks of November, to +11% the day after Thanksgiving through Cyber Monday. Our business post Cyber Monday has reaccelerated with RH Core demand trending +39% over last year.

Total Company demand, which was +33% in the third quarter, was negatively impacted by restrictions limiting capacity in our restaurants, lower demand in our Contract division due to a continued pullback in capital spending in the hospitality industry, and a 3 point drag from lower sales in our Outlet division.

Inclusive of the above negative impacts year over year, total Company demand was +38% in August, +37% in September, +24% in October, and +35% in November. Our December to date total Company demand is +23%, with trends accelerating post Cyber Monday to +29%.

Due to higher than anticipated demand and disruptions across our global supply chain as a result of the virus, total Company revenue growth lagged demand by approximately 8 points in the third quarter. While we expect the gap between demand and revenue growth to be within a few points in the fourth quarter, the recent spike of virus infections and shelter in place orders continue to negatively impact our manufacturing partners, and we are now forecasting product supply to catch up to demand in the second half of 2021. Notably, our cancel rate as a percentage of sales has been lower than last year for the past three quarters, signaling that we should convert a high percentage of the demand to revenues over the next several quarters.

While supply constraints will limit our demand and revenue growth for the remainder of 2020, we expect that the unfilled orders will provide an $80 to $100 million positive impact to revenue growth in fiscal 2021.

2021 OUTLOOK – DOUBLE DIGIT REVENUE GROWTH AND EXPANDING OPERATING MARGINS

Regarding our outlook for next year, we believe it’s safe to assume that some level of elevated spending on the home will remain through 2021, and possibly beyond. The booming real estate activity in second home markets, an accelerated shift of families moving to larger suburban homes, the uptick in homebuilding, and a record equity market should drive increased spending for an extended period of time as the cycle for purchasing and furnishing a home is anything but quick. We also tend to believe that the longer we remain in this new, forced reconsideration of how and where we spend our time, consumers will develop new priorities and habits that could favor home-focused businesses indefinitely.

Our plan is for significant growth in the first half of 2021 as we anniversary closed galleries and restaurants, the abrupt pullback in our Contract business, and Outlet revenues going to zero for a period of time without an online channel.

2	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

While the accelerated demand in the second half of 2020 presents tough comparisons in 2021, we anticipate we will have meaningful revenue growth in our restaurants, which have not operated at full capacity the entire year, and our Contract business, which has not yet recovered. We also expect a significant pick up as we return to mailing our Fall Interiors and Modern Sourcebooks, and introduce substantially more new product year over year. As previously mentioned, we also expect to benefit from approximately $80 to $100 million in revenues from the unfilled orders placed in fiscal 2020 that will be delivered in fiscal 2021, as well as from a better in-stock position in the second half of next year.

We have multiple new growth initiatives in the pipeline, including new collections, new concepts, new galleries, new guesthouses, and new businesses.

In addition to mailing our Spring RH Interiors and RH Modern Sourcebooks with significant new product after a long hiatus, we will be introducing RH Contemporary, a new collection that bridges the gap between RH Interiors and RH Modern, while elevating our brand and expanding our market. RH Contemporary will launch late spring with a dedicated Sourcebook, web presence and national advertising campaign. We also plan to introduce RH Color in the near future, a unique and architectural approach to using color throughout a home, which we believe will open up an entirely new market for the brand.

Our strategy to disrupt the luxury outdoor living category will be supercharged this spring as we significantly expand our RH Outdoor offering, and continue to transform our legacy galleries into Design Galleries with a year round presentation of over 20 collections versus only 1 collection in our current format.

Additionally, we are making investments to grow our newly reinvented RH Rug business. The initial response to our new designs and higher quality offering has been tremendous, and we plan to rapidly expand the assortment and presentation across our multi-channel platform.

Our plan is to open 4 new Design Galleries in North America in 2021: RH San Francisco, The Gallery at the Historic Bethlehem Steel Building; RH Dallas, The Gallery on Knox Street; RH Oak Brook, The Gallery at the Center; and RH Jacksonville, The Gallery at St. Johns Town Center. All of the new Galleries will include our integrated hospitality offering.

2021 will mark the unveiling of our first RH Guesthouse in New York City. It is not an accident that we are opening our first Guesthouse in what is considered by many, the most important and visited city in the world. There were those who tried to encourage us to start somewhere safer and smaller, that the bar in New York is too high, that there are too many critics, and we were opening ourselves up to be judged by the world. We on the other hand, see and believe the opposite. We believed opening in New York City, where the bar is highest, would bring out our very best work. We believe, you don’t get a second chance to make a first impression, and we plan to leave everything on the field, to leave no doubt. As the legendary Frank Sinatra sang, “If you can make it there, you can make it anywhere, it’s up to you, New York, New York.”

Due to the continued uncertainty in the shopping center and retail development industry as a result of the pandemic, and the difficulty getting project approvals from local municipalities who have delayed meetings due to shelter-in-place restrictions, we are not providing specific dates for Gallery openings until we have better visibility.

Additionally, due to the COVID-19 related travel restrictions enacted in the UK this summer and continuing for the foreseeable future, we have made the decision to push the opening of RH England to 2022. This decision also reduces the risk of carrying the expense and overhead of the European infrastructure without the revenues. Our current plan is to open RH England in spring 2022, followed by RH Paris in the fall. We also have signed leases for Galleries in London, Munich and Dusseldorf, and are close to finalizing deals for Galleries in Brussels and Madrid.

We are also developing a digital portal that will enable new and existing clients to experience the immersive and multi-dimensional World of RH, inclusive of Our Products: Interiors, Modern, Contemporary, Color, Beach House, Ski House, Baby & Child, Teen, and Waterworks; Our Places: Galleries, Guesthouses, Restaurants, and Residences; Our Services: Interior Design, Architecture, and Landscape Architecture; and Our Spaces: Plane and Yacht Design and Charter. Our plan is to roll out the portal in phases over an 18-month period beginning spring 2021.

PHYSICAL FIRST, THE PLATFORM OF PROFITABILITY

There is a growing belief in our industry that physical stores have become a liability and the growth of online is killing traditional retail. It has spawned a widespread movement to downsize, right size, and optimize retail footprints, leading many to declare “The Death of Retail” and pursue a consultant-coined “Digital First” strategy.

I’m reminded of a presentation I attended where Henry Ellenbogen, the founder and partner of Durable Capital Partners, was speaking while he was still the portfolio manager of the New Horizons Fund at T. Rowe Price.

Henry’s presentation highlighted how there were only about 30 public companies every 10 years that reached a billion dollars in revenue and grew earnings at an average of 20% per year for the next 10 years. He referred to those rare companies as “The Compounders”, and they were the stocks he and his team worked tirelessly to identify, as they created the greatest long term value for their investors.

3	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Henry also issued a warning: “Beware of those using simplifying assumptions.” He spoke to the fact that companies in industries can move in herds, like sheep, all proclaiming a similar strategy based on the same simplifying assumption. His research identified that compounders rarely moved with the herd, unless they were leading it, and in most cases charted their own unique course.

We believe many in our industry are also moving with the herd, based on the simplifying assumption that online retailing is more profitable than physical stores. Their theory assumes it takes less capital, and has a lower cost structure due to the elimination of store occupancy and payroll. Many retailers have allocated the vast majority of their capital to unnaturally grow their digital business, resulting in shifting, not lifting, sales online at greater costs, driving down margins, while physical stores have been left to rot.

While the web has shined a bright light on the dull and decaying stores that are dying from old age and a lack of innovation, we believe history will demonstrate that the physical manifestation of a brand will prove to be the most compelling and capital efficient way to engage and inspire customers in a physical world.

Many who report on retail’s imminent death are overlooking the obvious. We are physical and social creatures. It’s why we still go to theaters to watch movies, concerts to listen to music, ballparks to see a game, casinos to place a bet, and restaurants to grab a bite. We don’t believe “bucket lists” of the future will be filled with lonely online activities, with or without AI, AR or VR. And although the virus has limited our abilities to interact, we believe that post pandemic the need for physical and social interaction will be greater than ever. We look forward to experiencing new restaurants and resorts, plazas and parks, markets and malls, stadiums and yes, stores.

The ideas of the future don’t exist in the past, and neither do the stores of the future. The truth is, most retail stores are archaic windowless boxes that lack any sense of humanity. There’s no fresh air or natural light, plants die in a department store, and I’m sure it’s not the best environment for humans either.

That’s why we don’t build retail stores. We create inspiring spaces that blur the lines between residential and retail, indoors and outdoors. Spaces that are more home than store. Spaces that are filled with fresh air and natural light, with garden courtyards, rooftop parks, restaurants, wine vaults and barista bars. Spaces that are an integration of food, wine, art and design. Spaces that activate all of the senses, and spaces that cannot be replicated online.

If you find yourself pre or post pandemic feeling a little isolated and your world seems a bit one dimensional staring into a screen all day, or if you just want to see some people live and not on Zoom, we know a place with inspiring architecture, great design, beautiful gardens, a rooftop restaurant, and a nice selection of wine. Just don’t call it a retail store, as there’s a good chance no one will believe you, while they too make a simplifying assumption.

CASH FLOW AND BALANCE SHEET

Free cash flow for the third quarter increased 94% to $186 million from $96 million last year. We ended the third quarter with total net debt of $536 million and the ratio of total net debt to trailing twelve months Adjusted EBITDA of 0.8 times. While current on hand inventory is flat to last year, total inventory including in-transit, is +16% versus last year, reflecting the growth in our business. We currently have $179 million of cash on our balance sheet and no borrowings on our $600 million asset-based line of credit. While we do not require additional debt to fund our operations, we will continue to be opportunistic about both sources and uses of capital. Our goal continues to be in a position to take advantage of the many opportunities that may present themselves in a time of dislocation.

THERE ARE THOSE WITH TASTE AND NO SCALE AND THOSE WITH SCALE AND NO TASTE

RH at its core is about taste, and we believe the idea of scaling taste is large and far reaching.

The RH brand attracts the best designers, artisans, and manufactures in our industry, scaling and rendering their work more valuable across our integrated platform, enabling us to curate the most compelling collection of luxury home furnishings in the world. Our strategy to open new design galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, with the long term potential to become a $20 billion global brand.

Our vision is to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of products, places, services and spaces that elevate and establish the RH brand as a global thought leader, taste and place maker.

4	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

As an example, our product is elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our seamlessly integrated hospitality experience. Our Hospitality efforts will continue to elevate the RH brand as we move beyond the four walls of our Galleries into RH Guesthouses where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion hotel industry. Additionally, we are creating bespoke hospitality experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose existing and new customers to our evolving authority in interior design, architecture, landscape architecture and hospitality.

This leads to our strategy of building the world’s first consumer facing Interior Design, Architecture, and Landscape Architecture services platform inside our Galleries, again elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our ecosystem will come full circle as we begin to conceptualize and sell spaces, moving the brand beyond the $200 billion home furnishings market into the $1.7 trillion North American housing market by offering beautifully designed and furnished turnkey homes and condominiums with the introduction of RH Residences. The entire ecosystem will come to life digitally as we transform our website into The World of RH, a portal presenting our Products, Places, Services, and Spaces.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable.

THIS IS A TIME TO BE DEFINED BY OUR VISION, NOT BY A VIRUS

As we move forward past the dark days of the pandemic, let this be a pivot point where we once again rise up. It is not a time to shelter and shrink, it is a time to expand and shine. It is not a time to revert back to old ways and former days, it is a time to reimagine new ways and brighter days. It is not a time to do less, it is a time to do more with less. It is not a time to be victims of our current reality, it is a time to be visionaries, destroying today’s reality to create tomorrow’s future.

Let this be a time we look back upon and remember our resurrection. A time we reimagined and reinvented ourselves once again. A time Team RH unleashed the greatest display of innovation our industry has ever seen.

A time we once again become, unimaginable.

This is a time to be defined by our vision, not by a virus.

Carpe Diem,

Note: Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise), and excludes exchanges and shipping fees. RH Core demand represents the demand generated from the RH brand excluding RH Baby & Child, RH Teen, RH Contract, RH Hospitality, RH Outlet, Membership and Waterworks. Total Company demand represents the demand generated from all of our businesses, inclusive of sales from RH Outlet and RH Hospitality.

“ROIC” refers to return on invested capital. We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

5	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted diluted earnings per share, adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted SG&A, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non- GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

6	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding RH enjoying the increased demand for all things home; the focus of our leadership team on future growth; our potential future annual revenues at compounded annual growth rates; our potential future market value based on assumed adjusted operating margins and continued expansion of our valuation multiples; our estimated future stock price range based on our capital allocation strategy; references to Hermès as a comp to RH and RH’s value creation potential; the emergence of RH as a luxury brand generating luxury margins; our belief regarding adjusted operating margin and revenue growth in fiscal 2020 and future periods; our expectations regarding demand and revenue growth in the fourth quarter and product supply in the second half of 2021; our expectations regarding the conversion of demand to revenue over the next several quarters and the impact of unfilled orders on revenue growth in fiscal 2021; our 2021 outlook regarding revenue growth and operating margins; our belief regarding the level of spending on the home in 2021 and possibly beyond and the impact of consumers’ priorities on home focused businesses; our plan for significant growth in the first half of 2021; our anticipation that we will have meaningful revenue growth for 2021 in our restaurants and our Contract business; our outlook expectations for 2021 as we return to mailing our Fall Interiors and Modern Sourcebooks and introduce new product; our belief that we will benefit from a better in-stock position in the second half of next year; our multiple new growth initiatives in the pipeline; the mailing of our Spring RH Interiors and RH Modern Sourcebooks with significant new product in 2021; the launch of RH Contemporary in late spring; our plan to introduce RH Color in the near future; our expansion of our RH Outdoor offering this spring; our continued transformation of our legacy galleries into Design Galleries; our investments to grow and expand our newly reinvented RH Rug business; our plan to open four new Design Galleries in North America in 2021 with integrated hospitality; the unveiling of our first RH Guesthouse in New York City in 2021; the timing of the opening of RH England in the spring of 2022 following by RH Paris in the fall; our signed leases for Galleries in London, Munich and Dusseldorf and the deals we are close to finalizing for Galleries in Brussels and Madrid; the development of The World of RH that will roll out in phases beginning spring 2021; the pursuit of our long-term strategy; statements regarding our cost structure; our beliefs regarding online retailing and others in our industry; our belief that the physical manifestation of a brand will prove to be the most compelling and capital efficient way to engage and inspire customers; our beliefs regarding physical retail stores; statements regarding our creation of inspiring spaces; our statement that we will continue to be opportunistic about both sources and uses of capital, and our goal to be in a position to take advantage of the many opportunities that may present themselves in a time of dislocation; our belief that the idea of scaling taste is large and far reaching; the statement that the RH brand attracts the best designers, artisans, and manufactures in our industry, scaling and rendering their work more valuable across our integrated platform, enabling us to curate the most compelling collection of luxury home furnishings in the world; our strategy to open new design galleries in every major market that will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, with the long-term potential to become a $20 billion global brand; our vision to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of products, places, services and spaces that elevate and establish the RH brand as a global thought leader, taste and place maker; statements that our product is elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our seamlessly integrated hospitality experience; statements that our hospitality efforts will continue to elevate the RH brand as we move beyond the four walls of our Galleries into RH Guesthouses where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion hotel industry; our creation of bespoke hospitality experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation; our strategy of building the world’s first consumer facing Interior Design, Architecture, and Landscape Architecture services platform inside our Galleries, again elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries; statements that our ecosystem will come full circle as we begin to conceptualize and sell spaces, moving the brand beyond the $200 billion home furnishings market into the $1.7 trillion North American housing market by offering beautifully designed and furnished turnkey homes and condominiums with the introduction of RH Residences; statements that the entire ecosystem will come to life digitally as we transform our website into The World of RH, a portal presenting our Products, Places, Services, and Spaces; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; our statement regarding Team RH’s innovation in our industry; the impact to our business of the COVID-19 pandemic; and any statements or assumptions underlying any of the foregoing.

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You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the global outbreak of the COVID-19 virus and its impact on our business; risks related to civil unrest; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

8	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of Galleries, outlets and showrooms:

	October 31, 2020	November 2, 2019
RH
Design Galleries [a]	24	21
Legacy Galleries	38	42
Modern Galleries	2	2
Baby & Child and Teen Galleries	4	5
Total Galleries	68	70
Outlets [b]	38	39
Waterworks Showrooms	14	15
[a]	As of October 31, 2020 and November 2, 2019, ten and seven of our Design Galleries included an integrated RH Hospitality experience, respectively.
[b]	Net revenues for outlet stores were $62.8 million and $60.7 million for the three months ended October 31, 2020 and November 2, 2019, respectively. Net revenues for outlet stores were $126.6 million and $170.2 million for the nine months ended October 31, 2020 and November 2, 2019, respectively.

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The following table presents RH Gallery and Waterworks showroom metrics and excludes outlets:

	Three Months Ended
	October 31, 2020		November 2, 2019
	Count	Total Leased Selling Square Footage	Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	83	1,160	85	1,074
RH Design Galleries:
Minneapolis Design Gallery	—	—	1	32.9
RH Legacy Galleries:
Minneapolis legacy Gallery	—	—	(1)	(13.3)
Waterworks Showrooms:
New York 59th Street Showroom	(1)	(1.4)	—	—
End of period	82	1,159	85	1,094
Weighted-average leased selling square footage		1,159		1,082
% growth vs. prior year		7%		1%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of October 31, 2020 and November 2, 2019 was approximately 1,558,000 and 1,480,000, respectively.

Weighted-average leased square footage for the three months ended October 31, 2020 and November 2, 2019 was approximately 1,559,000 and 1,462,000, respectively.

T-2	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended				Nine Months Ended
	October 31, 2020	% of Net Revenues	November 2, 2019	% of Net Revenues	October 31, 2020	% of Net Revenues	November 2, 2019	% of Net Revenues
Net revenues	$844,013	100.0%	$677,526	100.0%	$2,036,190	100.0%	$1,982,461	100.0%
Cost of goods sold	435,683	51.6%	393,360	58.1%	1,095,787	53.8%	1,170,523	59.0%
Gross profit	408,330	48.4%	284,166	41.9%	940,403	46.2%	811,938	41.0%
Selling, general and administrative expenses	297,109	35.2%	194,929	28.7%	657,161	32.3%	550,087	27.8%
Income from operations	111,221	13.2%	89,237	13.2%	283,242	13.9%	261,851	13.2%
Other expenses
Interest expense—net	15,656	1.9%	21,564	3.2%	54,703	2.7%	67,195	3.4%
Tradename impairment	—	—%	—	—%	20,459	1.0%	—	—%
(Gain) loss on extinguishment of debt—net	—	—%	6,857	1.0%	(152)	—%	5,903	0.3%
Total other expenses	15,656	1.9%	28,421	4.2%	75,010	3.7%	73,098	3.7%
Income before income taxes	95,565	11.3%	60,816	9.0%	208,232	10.2%	188,753	9.5%
Income tax expense	49,154	5.8%	8,353	1.3%	66,610	3.2%	36,811	1.8%
Net income	$46,411	5.5%	$52,463	7.7%	$141,622	7.0%	$151,942	7.7%
Weighted-average shares used in computing basic net income per share	19,552,836		18,765,769		19,393,931		19,069,501
Basic net income per share	$2.37		$2.80		$7.30		$7.97
Weighted-average shares used in computing diluted net income per share	28,286,124		24,170,172		26,351,194		23,809,425
Diluted net income per share	$1.64		$2.17		$5.37		$6.38

T-3	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	October 31,	February 1,	November 2,
	2020	2020	2019
ASSETS
Cash and cash equivalents	$89,884	$47,658	$38,253
Merchandise inventories	497,076	438,696	429,189
Other current assets	147,940	110,598	92,037
Total current assets	734,900	596,952	559,479
Property and equipment—net	1,051,825	967,599	969,090
Operating lease right-of-use assets	405,776	410,904	415,912
Goodwill and intangible assets	206,969	210,389	210,398
Deferred tax assets and other non-current assets	279,780	259,850	207,134
Total assets	$2,679,250	$2,445,694	$2,362,013
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$368,552	$330,309	$288,937
Convertible senior notes due 2020—net	—	290,532	285,570
Operating lease liabilities	64,879	58,924	55,753
Deferred revenue, customer deposits and other current liabilities	449,154	303,147	273,446
Total current liabilities	882,585	982,912	903,706
Asset based credit facility	—	—	—
Term loans—net	—	—	89,408
Equipment promissory notes—net	20,363	31,053	36,613
Convertible senior notes due 2023—net	280,536	266,658	262,177
Convertible senior notes due 2024—net	277,247	264,982	261,010
Non-current operating lease liabilities	405,432	409,930	412,247
Non-current finance lease liabilities	488,660	442,988	431,379
Other non-current obligations	27,558	28,520	28,693
Total liabilities	2,382,381	2,427,043	2,425,233
Stockholders’ equity (deficit)	296,869	18,651	(63,220)
Total liabilities and stockholders’ equity (deficit)	$2,679,250	$2,445,694	$2,362,013

T-4	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Nine Months Ended
	October 31,	November 2,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$141,622	$151,942
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	131,472	16,109
Depreciation and amortization	76,688	75,945
Tradename, asset impairments and loss on sale leaseback transaction	34,594	464
Accretion of debt discount upon settlement of debt	(84,003)	(70,482)
Other non-cash items	107,566	105,274
Change in assets and liabilities:
Prepaid expense and other assets	(47,288)	42,178
Accounts payable and accrued expenses	10,844	(41,474)
Current and non-current operating lease liability	(36,810)	(61,887)
Other changes in assets and liabilities	12,578	(7,072)
Net cash provided by operating activities	347,263	210,997
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(71,755)	(64,614)
Acquisition of business	(13,052)	—
Investments in joint ventures	(7,500)	—
Proceeds from sale of asset	25,006	24,078
Deposit on asset under construction	—	(30,000)
Net cash used in investing activities	(67,301)	(70,536)
CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under asset based credit facility	—	(57,500)
Borrowings under term loans	—	86,000
Net borrowings (repayments) under promissory and equipment security notes	(10,872)	88,720
Debt issuance costs	—	(4,636)
Repayments of convertible senior notes	(215,846)	(278,560)
Repurchases of common stock—including commissions	—	(250,032)
Proceeds from issuance of convertible senior notes	—	350,000
Proceeds from issuance of warrants	—	50,225
Purchase of convertible notes hedges	—	(91,350)
Debt issuance costs related to convertible senior notes	—	(4,818)
Other financing activities	(4,108)	3,943
Net cash used in financing activities	(230,826)	(108,008)
Effects of foreign currency exchange rate translation	(10)	(3)
Net increase in cash and cash equivalents and restricted cash equivalents	49,126	32,450
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	$47,658	$5,803

End of period—cash and cash equivalents	89,884	38,253
End of period—restricted cash equivalents (acquisition related escrow deposits)	6,900	—
End of period—cash and cash equivalents and restricted cash equivalents	$96,784	$38,253

T-5	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Net cash provided by operating activities	$218,988	$113,864	$347,263	$210,997
Accretion of debt discount upon settlement of debt	—	—	84,003	70,482
Proceeds from sale of asset	—	24,078	25,006	24,078
Capital expenditures	(24,224)	(39,331)	(71,755)	(64,614)
Principal payments under finance leases	(4,160)	(2,737)	(8,801)	(7,136)
Investments in joint ventures	(4,450)	—	(7,500)	—
Free cash flow [a]	$186,154	$95,874	$368,216	$233,807
[a]	Free cash flow is calculated as net cash provided by operating activities, the non-cash accretion of debt discount upon settlement of debt and proceeds from sale of asset, less capital expenditures, principal payments under finance leases and investments in joint ventures. Free cash flow excludes all non-cash items. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-6	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
GAAP net income	$46,411	$52,463	$141,622	$151,942
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	781	(804)	1,187	(391)
Cost of goods sold:
Recall accrual [a]	—	(991)	4,374	(3,372)
Asset impairments and change in useful lives [b]	—	—	2,350	4,909
Selling, general and administrative expenses:
Non-cash compensation [c]	111,218	—	111,218	—
Asset impairments and change in useful lives [b]	2,091	1,031	9,551	2,143
(Gain) loss on sale leaseback transaction [d]	—	(1,196)	9,352	(1,196)
Reorganization related costs [e]	—	1,075	7,027	1,075
Recall accrual [a]	—	(258)	—	(225)
Legal settlements [f]	—	—	—	(1,193)
Asset held for sale gain [g]	—	(333)	—	(333)
Other expenses:
Amortization of debt discount [h]	7,369	9,638	29,607	31,245
Tradename impairment [i]	—	—	20,459	—
(Gain) loss on extinguishment of debt—net [j]	—	6,857	(152)	5,903
Subtotal adjusted items	121,459	15,019	194,973	38,565
Impact of income tax items [k]	(1,413)	(2,036)	(17,176)	(5,390)
Adjusted net income [l]	$166,457	$65,446	$319,419	$185,117
[a]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[b]	The adjustment to cost of goods sold in the nine months ended October 31, 2020 represents inventory reserves related to Outlet inventory buildup resulting from retail closures in response to the COVID-19 pandemic. The adjustment to selling, general and administrative expense in the three months ended October 31, 2020 includes $1.3 million of accelerated depreciation expense due to a change in the estimated useful lives of certain assets and $0.8 million of asset impairments. The adjustment to selling, general and administrative expense in the nine months ended October 31, 2020 includes asset impairments of $5.6 million and acceleration of depreciation expense of $3.9 million. The adjustment for the nine months ended November 2, 2019 includes $4.9 million of accelerated depreciation expense due to a change in the estimated useful lives of certain assets, as well as a $0.5 million charge related to the termination of a service agreement associated with such assets, which are included in cost of goods sold and selling, general and administrative expenses, respectively. The adjustment to selling, general and administrative expenses for each of the three and nine months ended November 2, 2019 also includes asset impairment of $1.0 million and $1.6 million, respectively.
[c]	Represents a non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
[d]	Represents the (gain) loss on sale leaseback transactions related to our previously owned Design Galleries.
[e]	Represents severance costs and related payroll taxes associated with reorganizations.

T-7	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

[f]	Represents legal settlements, net of related legal expenses.
[g]	Represents the net gain on real estate related to land sales.
[h]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $1.1 million and $0.9 million during the three months ended October 31, 2020 and November 2, 2019, respectively. Amounts are presented net of interest capitalized for capital projects of $4.2 million and $2.3 million during the nine months ended October 31, 2020 and November 2, 2019, respectively. The 2019 Notes matured on June 15, 2019 and the 2020 Notes matured on July 15, 2020 and neither impacted amortization of debt discount post-maturity.
[i]	Represents tradename impairment related to the Waterworks reporting unit.
[j]	The adjustment in the nine months ended October 31, 2020 represents a gain on extinguishment of debt of upon the maturity and settlement of the 2020 Notes in July 2020. The adjustment in each of the three and nine months ended November 2, 2019 include a $6.7 million loss on extinguishment of debt related to the second lien term loan which was repaid in full in September 2019, as well as the acceleration of $0.2 million of debt issuance costs related to early repayment of a portion of the FILO term loan. The nine months ended November 2, 2019 also includes a $1.0 million gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019.
[k]	The adjustment for the three months ended October 31, 2020 is based on an adjusted tax rate of 23.3% which excludes the tax impact associated with the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020. The adjustment for the three months ended November 2, 2019 is based on our effective tax rate of 13.7%. The adjustment for the nine months ended October 31, 2020 is based on an adjusted tax rate of 20.8% which excludes the tax impact associated with the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020 and the Waterworks reporting unit tradename impairment recorded in the first quarter of fiscal 2020. The adjustment for the nine months ended November 2, 2019 is based on an adjusted tax rate of 18.6%, which is calculated using a 21% normalized tax rate for the three months ended May 4, 2019 and August 3, 2019, and the effective tax rate of 13.7% for the three months ended November 2, 2019.
[l]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-8	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Diluted net income per share	$1.64	$2.17	$5.37	$6.38
Pro forma diluted net income per share [a]	$1.73	$2.23	$5.62	$6.49
Per share impact of adjustments (pre-tax) [b]:
Non-cash compensation	4.14	—	4.42	—
Amortization of debt discount	0.27	0.41	1.18	1.33
Tradename impairment	—	—	0.81	—
Asset impairments and change in useful lives	0.08	0.04	0.47	0.30
(Gain) loss on sale leaseback transaction	—	(0.05)	0.37	(0.05)
Reorganization related costs	—	0.05	0.28	0.05
Recall accrual	0.03	(0.09)	0.22	(0.17)
(Gain) loss on extinguishment of debt—net	—	0.29	(0.01)	0.25
Legal settlements	—	—	—	(0.05)
Asset held for sale gain	—	(0.01)	—	(0.01)
Subtotal adjusted items	4.52	0.64	7.74	1.65
Impact of income tax items [b]	(0.05)	(0.08)	(0.68)	(0.23)
Adjusted diluted net income per share [c]	$6.20	$2.79	$12.68	$7.91
[a]	For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes of $116.09, $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00, $309.84 and $338.24, we incur dilution related to the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended October 31, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,862,676, which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,423,448 shares. Pro forma diluted net income per share for the three months ended November 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,478,124, which excludes dilution related to the 2020 Notes of 692,048 shares. Pro forma diluted net income per share for the nine months ended October 31, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,185,803, which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,165,391 shares. Pro forma diluted net income per share for the nine months ended November 2, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,417,214, which excludes dilution related to the 2019 Notes and 2020 Notes of 392,211 shares.
[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s pro forma share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-9	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES
AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Dollars in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Net revenues	$844,013	$677,526	$2,036,190	$1,982,461
Recall accrual [a]	781	(804)	1,187	(391)
Adjusted net revenues [b]	$844,794	$676,722	$2,037,377	$1,982,070
Gross profit	$408,330	$284,166	$940,403	$811,938
Recall accrual [a]	781	(1,795)	5,561	(3,763)
Asset impairments and change in useful lives [a]	—	—	2,350	4,909
Adjusted gross profit [b]	$409,111	$282,371	$948,314	$813,084
Gross margin [c]	48.4%	41.9%	46.2%	41.0%
Adjusted gross margin [c]	48.4%	41.7%	46.5%	41.0%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

T-10	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Dollars in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Selling, general and administrative expenses	$297,109	$194,929	$657,161	$550,087
Non-cash compensation [a]	(111,218)	—	(111,218)	—
Asset impairments and change in useful lives [a]	(2,091)	(1,031)	(9,551)	(2,143)
(Gain) loss on sale leaseback transaction [a]	—	1,196	(9,352)	1,196
Reorganization related costs [a]	—	(1,075)	(7,027)	(1,075)
Recall accrual [a]	—	258	—	225
Legal settlements [a]	—	—	—	1,193
Asset held for sale gain [a]	—	333	—	333
Adjusted selling, general and administrative expenses [b]	$183,800	$194,610	$520,013	$549,816
Net revenues	$844,013	$677,526	$2,036,190	$1,982,461
Adjusted net revenues [c]	$844,794	$676,722	$2,037,377	$1,982,070
Selling, general and administrative expenses margin [c]	35.2%	28.8%	32.3%	27.7%
Adjusted selling, general and administrative expenses margin [c]	21.8%	28.8%	25.5%	27.7%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this press release because management believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Selling, general and administrative expenses margin is defined as selling, general and administrative expenses divided by net revenues. Adjusted selling, general and administrative expenses margin is defined as adjusted selling, general and administrative expenses divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-11	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Dollars in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Net income	$46,411	$52,463	$141,622	$151,942
Interest expense—net	15,656	21,564	54,703	67,195
Tradename impairment	—	—	20,459	—
Income tax expense	49,154	8,353	66,610	36,811
(Gain) loss on extinguishment of debt—net	—	6,857	(152)	5,903
Operating income	111,221	89,237	283,242	261,851
Non-cash compensation [a]	111,218	—	111,218	—
Asset impairments and change in useful lives [a]	2,091	1,031	11,901	7,052
(Gain) loss on sale leaseback transaction [a]	—	(1,196)	9,352	(1,196)
Reorganization related costs [a]	—	1,075	7,027	1,075
Recall accrual [a]	781	(2,053)	5,561	(3,988)
Legal settlements [a]	—	—	—	(1,193)
Asset held for sale gain [a]	—	(333)	—	(333)
Adjusted operating income [b]	$225,311	$87,761	$428,301	$263,268
Net revenues	$844,013	$677,526	$2,036,190	$1,982,461
Adjusted net revenues [c]	$844,794	$676,722	$2,037,377	$1,982,070
Operating margin [c]	13.2%	13.2%	13.9%	13.2%
Adjusted operating margin [c]	26.7%	13.0%	21.0%	13.3%
[d]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[e]	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[f]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-12	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Net income	$46,411	$52,463	$141,622	$151,942
Depreciation and amortization	26,476	23,435	76,688	75,945
Interest expense—net	15,656	21,564	54,703	67,195
Income tax expense	49,154	8,353	66,610	36,811
EBITDA [a]	137,697	105,815	339,623	331,893
Non-cash compensation [b]	118,783	5,116	131,472	16,109
Tradename impairment [c]	—	—	20,459	—
(Gain) loss on sale leaseback transaction [c]	—	(1,196)	9,352	(1,196)
Asset impairments [c]	752	1,031	7,885	2,143
Reorganization related costs [c]	—	1,075	7,027	1,075
Recall accrual [c]	781	(2,053)	5,561	(3,988)
(Gain) loss on extinguishment of debt—net [c]	—	6,857	(152)	5,903
Legal settlements [c]	—	—	—	(1,193)
Asset held for sale gain [c]	—	(333)	—	(333)
Adjusted EBITDA [a]	$258,013	$116,312	$521,227	$350,413
Net revenues	$844,013	$677,526	$2,036,190	$1,982,461
Adjusted net revenues [d]	$844,794	$676,722	$2,037,377	$1,982,070
EBITDA margin [d]	16.3%	15.6%	16.7%	16.7%
Adjusted EBITDA margin [d]	30.5%	17.2%	25.6%	17.7%
[a]	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
[b]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[d]	EBITDA margin is defined as EBITDA divided by net revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-13	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME
TO TRAILING TWELVE MONTHS EBITDA AND
TRAILING TWELVE MONTHS ADJUSTED EBITDA

(In thousands) (Unaudited)

Trailing Twelve Months
October 31, 2020
Net income	$210,055
Depreciation and amortization	101,482
Interest expense—net	74,685
Income tax expense	78,606
EBITDA [a]	464,828
Non-cash compensation [b]	137,195
Asset impairments [c]	21,393
Tradename impairment [d]	20,459
Loss on sale leaseback transaction [e]	9,352
Reorganization related costs [f]	7,027
Recall accrual [g]	5,561
Net loss on extinguishment of debt [h]	417
Adjusted EBITDA [a]	$666,232
[a]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[b]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
[c]	Represents asset impairments, including impairment of inventory, property and equipment, the RH Contemporary Art lease impairment resulting from an update to both the timing and the amount of future estimated lease related cash inflows, as well as other lease impairments due to early exit of leased facilities.
[d]	Represents tradename impairment related to the Waterworks reporting unit.
[e]	Represents the loss on a sale leaseback transaction related to a previously owned Design Gallery.
[f]	Represents severance costs and related payroll taxes associated with reorganizations.
[g]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[h]	Represents the net loss related to early extinguishment of debt.

T-14	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO TRAILING

TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands) (Unaudited)

	October 31,	Interest
	2020	Rate [a]
Asset based credit facility	$—	1.44%
Equipment promissory notes	43,058	4.56%
Convertible senior notes due 2023 [b]	283,415	0.00%
Convertible senior notes due 2024 [b]	280,143	0.00%
Notes payable for share repurchases	18,813	4.96%
Total debt	$625,429
Cash and cash equivalents	(89,884)
Total net debt	$535,545
Trailing twelve months Adjusted EBITDA [c]	$666,232
Ratio of total net debt to trailing twelve months Adjusted EBITDA [c]	0.8
[a]	The interest rates for the equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
[b]	Amounts exclude discounts upon original issuance and third party offering costs.
[c]	The ratio of total net debt to trailing twelve months Adjusted EBITDA is calculated by dividing total net debt by trailing twelve months Adjusted EBITDA. Refer to table titled “Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months EBITDA and Trailing Twelve Months Adjusted EBITDA” and the related footnotes for definitions of EBITDA and Adjusted EBITDA and a reconciliation of trailing twelve months Adjusted EBITDA.

T-15	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(In millions)

	Q4 2020 Average Stock Price
	$350	$400	$450	$500	$550
Q4 2020 adjusted diluted shares outstanding [a]	26.98	27.75	28.41	28.94	29.38

	Implied Fiscal 2020 Average Stock Price [b]
	$272	$284	$297	$309	$322
Fiscal 2020 adjusted diluted shares outstanding [a]	25.63	25.82	25.99	26.12	26.23
[a]	The Q4 2020 adjusted diluted shares outstanding include 0.620 million, 1.065 million, 1.411 million, 1.688 million and 1.914 million incremental shares at $350, $400, $450, $500 and $550 average share prices, respectively, due to dilution from the convertible notes. The Fiscal 2020 adjusted diluted shares outstanding include 0.625 million, 0.736 million, 0.823 million, 0.892 million and 0.949 million incremental shares at $272, $284, $297, $309 and $322 average share prices, respectively, due to dilution from the convertible notes.
[b]	The implied fiscal 2020 average stock price is calculated by averaging (1) the actual average share price of $153.80 for the three months ended May 2, 2020, (2) the actual average share price of $234.16 for the three months ended August 1, 2020, (3) the actual average share price of $349.11 for the three months ended October 31, 2020 and (4) an estimated average stock price for the fourth quarter of fiscal 2020, as noted above.

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the outstanding convertible senior notes and warrant agreements.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2020 Notes, 2023 Notes and 2024 Notes of $118.13, $193.65 and $211.40, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $189.00, $309.84 and $338.24, we will incur dilution related to the 2020 Notes, 2023 Notes and 2024 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. The 2020 Notes matured on July 15, 2020 and did not have an impact on our dilutive share count post-maturity, however, the warrants associated with our 2020 Notes expire through January 2021.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43, $50.00 and $385.30 for the November 2012, July 2013, May 2017 and October 2020 grants, respectively.

T-16	THIRD QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER